Exhibit 10.1

CONFIDENTIAL EMPLOYMENT SEPARATION AGREEMENT
AND RELEASE OF CLAIMS
This is a confidential separation agreement (this “Separation Agreement”) between you, Kevin Lycklama, and us, Riverview Bank (the “Bank”) and Riverview Bancorp, Inc. (“Bancorp”) (Bancorp and the Bank are collectively referred to as “Riverview”).  This Separation Agreement is dated for reference purposes August 18, 2023, which is the date we delivered this Separation Agreement to you for your consideration.
1.	Termination of Employment. Your employment terminates on September 6, 2023 (the “Separation Date”).

2.	Payments. In exchange for your agreeing to the release of claims and other terms in this Separation Agreement, we will pay you Four Hundred Ten Thousand Two Hundred Dollars ($410,200) as Severance (“Severance”). You acknowledge that we are not obligated to pay the Severance to you, unless you execute this Separation Agreement, and continue to comply with the material terms of the Employment Agreement effective December 31, 2018 (the “Employment Agreement”) and of this Separation Agreement.

3.	COBRA Continuation Coverage. Your normal employee participation in Riverview’s group health coverage will terminate on the Separation Date or, if provided under the group health plan, the last day of the month in which the Separation Date occurs. If you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any applicable state health insurance continuation law (“COBRA”), the Company shall directly pay or reimburse you for the monthly COBRA premium paid by you for you and your dependents (at the same percentage as paid by the Company as of the Termination Date). You shall be eligible to receive such reimbursement (upon submission of documentation/receipts) until the earliest of: (i) the eighteen (18) month anniversary of the date your employment is terminated; (ii) the date you are no longer eligible to receive COBRA continuation coverage; or (iii) the date on which you become eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this Section 3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this Section 3 in a manner as is necessary to comply with the ACA.

4.	Full Payment/Entitlement to Leave. Subject to reimbursement for all unpaid reimbursable expenses, you acknowledge having received full payment of all compensation of any kind (including, but not limited to, wages, salary, bonuses, paid time off, sick leave, reimbursable expenses, and incentive compensation) that you earned as a result of your employment by the Bank and that was owing to you as of the Separation Date. Any and all agreements to pay you bonuses or other incentive compensation are terminated as of the Separation Date . You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation, except the payments as described in Section 2 of this Separation Agreement (above). You also

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acknowledge you have taken and have not been deprived of any leave to which you were legally entitled prior to the Separation Date.

5.	Release of Claims.
(a)
You hereby release and forever discharge the Released Parties from any and all claims, demands, causes of action, liabilities, debts, obligations, judgments, and damages (including attorneys’ fees) of any kind whatsoever, known or unknown, that you may have or have ever had against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date you signed this Separation Agreement. “Released Parties” means:

(1)	Riverview and its parent companies, divisions, subsidiaries, and affiliates, and each of their benefit plans (each, including Riverview, a “Riverview Affiliate”);
(2)	Each of the Riverview Affiliates’ past and present shareholders, executives, directors, members, officers, agents, employees, representatives, administrators, fiduciaries and attorneys; and
(3)	The predecessors, successors, transferees and assigns of each of such persons and entities.
(b)
The claims you are releasing include, without limitation, wrongful termination, constructive discharge, breach of contract, violations arising under federal, state, or local laws or ordinances prohibiting discrimination or harassment on the basis of age, race, color, national origin, religion, sex, gender, disability, marital status, sexual orientation, or any other protected status, failure to accommodate a disability or religious practice, violation of public policy, retaliation, failure to hire, wage and hour violations, including overtime claims, tortious interference with contract or expectancy, fraud or negligent misrepresentation, breach of privacy, defamation, intentional or negligent infliction of emotional distress, unfair labor practices, breach of a right to stock or stock options or other equity interests, attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your Employment Agreement and your employment relationship with Riverview.

(c)
You specifically waive any rights or claims that you may have under Title 49 of the Revised Code of Washington, the Civil Rights Act of 1964 (including Title VII of that Act), the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Americans with Disabilities Act of 1990 (ADA), the Equal Pay Act of 1963 (EPA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Occupational Safety and Health Act (OSHA), the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act (FCRA), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Worker Adjustment and Retraining Notification Act (WARN), the Employee

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Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), the Washington Law Against Discrimination (WLAD), the Washington Industrial Welfare Act, the Washington Family Leave Act, the Washington Minimum Wage Act, the Washington Wage Payment Act, the Washington Rebate Act, and all similar federal, state, and local laws.  The aforementioned claims are examples, not a complete list, of the released claims.  It is the Parties’ intent that you release any and all claims, including those arising from or related to your employment, your contract of employment, and separation of employment, of whatever kind or nature, known or unknown, to the greatest degree allowed by law, against the Released Parties, which arose or occurred on or before the date you sign this Separation Agreement.

(d)
You agree not to seek any personal recovery (of money damages, injunctive relief, or otherwise) for the claims you are releasing in this Separation Agreement, either through any complaint to any governmental agency or otherwise, whether individually or through a class action.  You agree never to start or participate as a plaintiff in any lawsuit or arbitration asserting any of the claims you are releasing in this Separation Agreement.  You represent and warrant that you have not initiated any complaint, charge, lawsuit, or arbitration involving any of the claims you are releasing in this Separation Agreement.

(e)	Should you apply for future employment with a Riverview Affiliate, the Riverview Affiliate has no obligation to consider you for future employment.
(f)
You represent and warrant that you have all necessary authority to enter into this Separation Agreement (including, if you are married, on behalf of your marital community), and that you have not transferred any interest in any claims to your spouse or to any third party.

(g)
This Separation Agreement does not affect your rights arising under any of Riverview’s benefit plans through the Separation Date or afterwards under the terms of those plans to receive pension plan benefits, medical plan benefits, unemployment compensation benefits, or workers’ compensation benefits.  Riverview will not object to your application for unemployment compensation benefits.

(h)
This Separation Agreement also does not affect your rights under agreements, bylaw provisions, insurance, or otherwise, to be indemnified, defended, or held harmless in connection with claims that may be asserted against you by third parties.

(i)
This Separation Agreement also does not affect your rights to file a charge or complaint with or participate in an investigation by the Equal Employment Opportunity Commission or other government agency.  But, you give up any right to recover or receive any personal relief or benefit from any such charge, complaint, or investigation, or from any lawsuit or administrative action filed by any government agency that is the result of any such charge, complaint, or participation

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by you.  Personal relief or benefit includes attorneys’ fees, monetary damages, and reinstatement.  Nothing in this Agreement is intended to prevent you from reporting potential violations of the law, cooperating or participating in any investigation by the Equal Employment Opportunity Commission, SEC, or other government agency concerning any of the Released Parties, or from testifying truthfully in any legal proceeding resulting from any government agency’s enforcement actions.

(j)
You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released.  You acknowledge that there is a risk that, after signing this Separation Agreement, you may learn information that might have affected your decision to enter into this Separation Agreement.  You assume this risk and all other risks of any mistake in entering into this Separation Agreement.

(k)	You agree that this release is fairly and knowingly made.
6.	No Admission of Liability. Neither this Separation Agreement, nor the payments made under this Separation Agreement, are an admission of liability or wrongdoing by any Party.

7.	Riverview Materials. You represent and warrant that you have returned all keys, credit cards, documents, Confidential Information (as defined in Section 9(a) of the Employment Agreement), and other materials that belong to Riverview, and disclosed all computer user identifications and passwords used by you in the course of your employment or necessary for accessing information on our computer system, in accordance with Section 12 of the Employment Agreement.

8.
Nondisclosure.  You will comply with the covenant regarding Confidential Information in Section 9(a) of the Employment Agreement.  You and Riverview agree to keep the terms of this Separation Agreement in strict confidence and not to disclose the same to any other person or entity, except as may be required by law.  Except for litigation arising out of the breach of or attempt to enforce this Separation Agreement, this Separation Agreement shall not be admissible as evidence in any legal proceeding. The Parties acknowledge and agree that Riverview may be required to disclose this Separation Agreement, or information relating thereto, to regulatory authorities, including but not limited to the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the FDIC, Washington Department of Financial Institutions (DFI), or the Federal Reserve Bank.  Nothing in this Agreement shall restrict the Bank from complying with its legal obligations concerning disclosure of this Separation Agreement or information relating thereto.

9.	Non-Disparagement and Non-Incitement. You agree not to make, publish, or communicate (or cause others to make, publish, or communicate) any public or private disparaging statements concerning any other Party or Riverview Affiliate (or their current or former officers, directors, members, shareholders, employees, agents, customers, suppliers, or investors), including, without limitation, statements made to employees of any Riverview Affiliate or statements made on Internet blogs, social media sites, and review

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sites. You may not disparage any Riverview Affiliate or its business or products, and may not encourage any third parties to sue a Riverview Affiliate.

Riverview agrees that each of the Bank’s current and future Board of Directors, Officers, and SVP/Human Resources (collectively “Riverview Representatives”) will not make, publish, or communicate (or cause others to make, publish, or communicate) any public or private disparaging statements concerning you including, without limitation, statements made on Internet blogs, social media sites, and review sites. Should a prospective employer want a reference from Riverview, you will direct the prospective employer to contact the Senior Vice President/Human Resource. The reference provided by the Senior Vice President/Human Resource to the prospective employer will be only that “Kevin Lycklama served as President and CEO of the Bank from June 12, 2006, to September 6, 2023.”

Nothing in this Separation Agreement shall preclude a Party from making truthful statements when required by applicable law, regulation, or legal process, or from making any disclosures permitted by law, such as disclosing or discussing conduct it reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, sexual assault, a wage and hour violation, or other conduct recognized as against a clear mandate of public policy, occurring at the workplace or a work-related event between employees or between Riverview and an employee.

10.	Cooperation Regarding Other Claims. If any claim is asserted by or against a Riverview Affiliate as to which you have relevant knowledge, you will reasonably cooperate with Riverview in the prosecution or defense of that claim, including by providing truthful information and testimony, as reasonably requested by Riverview, in accordance with Section 8 of the Employment Agreement.

11.	Non-solicitation/No Interference. Executive agrees to replace Sections 9(c) of the Employment Agreement as follows. Additionally, following the expiration of Sections 9(c) and 9(d), you will not, tortiously interfere, or otherwise unlawfully interfere with any Riverview Affiliate’s relationships with customers, employees, vendors, or others.

(a)
Non-solicitation.  During the twelve months immediately following the Separation Date, Executive will not, directly or indirectly, with or without compensation, solicit any Customer of Riverview to cease or reduce its scope or volume of business with Riverview. For clarity, “indirect solicitation” does not include a Customer choosing to move business from Riverview without any prior contact with Executive relating to the possible movement of the business from Riverside.

(b)
For purposes of Subsection, “Customers” means all customers “serviced by” Riverview at any time within twelve (12) months before the Separation Date. “Serviced by” means engaged in any business transaction with Riverview related to Riverview products and services, including, but not limited to, loans, lines of credit, credit cards, depository accounts (checking, savings, retirement accounts, certificates of deposit, etc.) financial advisor services, financing and investing products and services, identify theft

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services, safe deposit boxes, and all related ancillary services offered directly by Riverview or its Affiliates.

12.	Liquidated Damages and Injunctive Relief. Any breach by you of provisions set out in Sections 7 through 11 above shall be a material breach of this Separation Agreement for which we agree that Riverview or any Riverview Affiliate would suffer irreparable harm and damage to its reputation, and for which liquidated damages in the amount equal to the Severance Benefit specified in Section 7 of the Employment Agreement or actual damages, whichever is greater, shall be assessed. The foregoing shall not be interpreted to preclude any additional remedy available to Riverview at law or in equity, including, but not limited to, injunctive relief.

13.	Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Separation Agreement. You acknowledge that you have had an adequate opportunity to do so.

14.	Consideration Period. You have been provided twenty-one (21) days from the date this Separation Agreement was given to you to consider this Separation Agreement before signing it (“Consideration Period”). To accommodate the Parties’ efforts to negotiate revised language, the Parties mutually agree that the Consideration Period may be extended to and through 5 p.m. PT on September 25, 2023, which equates to a total Consideration Period of thirty-eight (38) days. You may use as much or as little of this Consideration Period as you wish before signing. You acknowledge that if you are signing this Separation Agreement before the end of the Consideration Period, you have voluntarily decided not to use the full Consideration Period.

15.	Revocation Period and Effective Date. You have seven (7) calendar days after signing this Separation Agreement to revoke it. To revoke this Separation Agreement after signing it, you must deliver a written notice of revocation to Riverview’s Chief Executive Officer or the Chairman of the Board before the seven (7)-day period expires. This Separation Agreement shall not become effective until the eighth (8th) calendar day after you sign it (the “Effective Date”). If you revoke this Separation Agreement, it will not become effective or enforceable, and you will not be entitled to the benefits described in this Separation Agreement.

16.	Knowing and Voluntary Waivers Under the ADEA. You acknowledge that you understand this is a full release of all existing claims, whether currently known or unknown, including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act. You agree and acknowledge that you have read and understood this Separation Agreement, and that you have consulted with an attorney regarding the meaning and application of this Separation Agreement, or, if you have not consulted with an attorney, you have been advised to do so and have had ample opportunity to do so. You enter into this Separation Agreement knowingly, voluntarily, free from duress, and as a result of your own free will and with the intention to waive, settle, and release all claims you have or may have against each of the Released Parties.

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17.	Governing Law. This Separation Agreement is governed by the laws of the state of Washington that apply to contracts executed and to be performed entirely within the state of Washington.

18.	Dispute Resolution. Any dispute arising under this Agreement shall be subject to arbitration in accordance with Section 13 of the Employment Agreement.

19.	Saving Provision. If any part of this Separation Agreement is held to be unenforceable, it shall not affect any other part, except if the release in Section 6 is determined to be invalid or unenforceable, this Separation Agreement shall be voidable by Riverview for a period of sixty (60) days following receipt of written notice of the invalidity or unenforceability.

20.	Final and Complete Agreement. Except for the Employment Agreement and Change in Control Agreement, this Separation Agreement is the final and complete expression of all agreements between the Parties on all subjects related to your employment or its termination, and supersedes and replaces all prior discussions, representations, agreements, policies, and practices. You acknowledge you are not signing this Separation Agreement relying on anything not set out in this Separation Agreement and the Employment Agreement. You further acknowledge that Section 6(d), Sections 8 through 11, and Section 13 of the Employment Agreement (as amended by Section 12 of this Separation Agreement) survive the termination of your employment and remain in full force and effect, with the exception of Section 9(b).

21.	Miscellaneous. This Separation Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together, shall constitute the same instrument. An electronic signature and a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature. The Section headings used in this Separation Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof. This Separation Agreement was the result of the negotiations between the Parties. In the event of vagueness, ambiguity, or uncertainty, the Separation Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly. If you or Riverview fails to enforce this Separation Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Separation Agreement. This Separation Agreement remains in full force and effect anyway.

[Signature page to follow]

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Riverview Bank
By:	/s/Gerald Nies
Gerald Nies

Title:	Chairman of the Board

Date:	September 26, 2023 2:36 PM PDT

Riverview Bancorp, Inc.
By:	/s/Gerald Nies
Gerald Nies

Title:	Chairman of the Board

Date:	September 26, 2023 2:36 PM PDT

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Separation Agreement, and confirm that I have read and understood each part of it.

/s/Kevin Lycklama
Signature

Kevin Lycklama
Printed Name

September 25, 2023 4:17 PM PDT
Date

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